Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into effective as of October 6, 2003, by and between CHART INDUSTRIES, INC., a Delaware corporation (the “Company”), and SAMUEL F. THOMAS (“Executive”).

WHEREAS, the Company desires to employ Executive in the position of President and Chief Executive Officer of the Company, and Executive desires to accept such employment, on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, Executive has valuable knowledge and experience relating to the Company’s businesses and the industries in which it operates, and the parties desire to provide for his services to the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties herein contained, the Company and Executive agree as follows:

1. Term of Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein for the period commencing as of the date hereof and expiring on October 6, 2004 (the “Employment Period”). The Employment Period shall automatically be extended on October 6 of each year for a period of one year from such date unless, not later than August 6 of such year, the Company or Executive has given notice to the other party that it or he, as the case may be, does not wish to have the Employment Period extended. Any and all such extensions shall be included in the defined term Employment Period. In any case, the Employment Period may be terminated earlier under the terms and conditions set forth herein.

2. Position and Duties. Executive shall serve as President and Chief Executive Officer of the Company and report to the Board of Directors of the Company. Executive shall have responsibility for the general management and operation of the Company and the performance of such other executive services and duties as shall be reasonably assigned to and requested of him by, and subject to the direction and supervision of, the Board of Directors of the Company. Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and serve the Company in its business and perform his duties to the best of his ability.

3. Compensation.

(a) Salary. During the Employment Period, Executive shall receive a base salary at the rate of Four Hundred Thousand Dollars ($400,000) per year (the “Base Salary Amount”). Executive’s salary may be adjusted, although any such adjustment shall be at the sole discretion of the Board of Directors of the Company or any duly authorized Committee thereof. Notwithstanding the foregoing, in no event shall Executive’s salary be adjusted below the Base Salary Amount. Such salary shall be payable in accordance with the normal policies of the Company for payment of its senior executives.

(b) Benefits Generally. During the Employment Period, Executive shall be eligible to participate in all welfare and benefit plans which are maintained or established by the Company for its senior executives generally (subject, however, to all of the terms and conditions thereof, including any eligibility requirements therefor), including but not limited to: (i) the Company’s cash incentive compensation plan (the “Bonus Plan”); (ii) the Company’s 2003 Stock Option and Incentive Plan (the “Option Plan”); (iii) medical, dental and vision insurance coverage; (iv) life insurance coverage; (v) 401(k) Retirement Plan; and (vi) four weeks of paid vacation to be taken at such time or times as are chosen by Executive. Notwithstanding the foregoing, during the Employment Period Executive shall not be entitled to participate in the Company’s Severance Benefit Plan or any such successor plan. For purposes of this Agreement, no benefit shall be considered to have accrued as of any date under any welfare or benefit plan referred to in this Section 3(b) if such benefit remains subject to a discretionary determination under the terms of such plan as of such date.

(c) Bonus Plan. During the Employment Period, Executive shall be eligible for a performance bonus under the Bonus Plan each fiscal year (or pro rated portion thereof) with a target level range of 0% to 100% of Executive’s base salary (pro rated for partial years), based on the Company’s performance against specific criteria to be established annually by the Board of Directors of the Company or any duly authorized Committee thereof.

(d) Option Grants. Initially, Executive shall be granted options to purchase 203,701 shares of Common Stock of the Company, par value $.01 per share (“Common Stock”), which shall have an exercise price of $13.89 per share and become exercisable in four equal annual installments, with 25% of the grant becoming exercisable on October 6, 2004 and an additional 25% becoming exercisable on each of the three following anniversaries of such date (the “Initial Options”). The Initial Options shall be subject to the terms of the Option Plan, including an option agreement, and such restrictions on transfer of the underlying shares and other restrictions as the Board of Directors of the Company or any Committee thereof may impose in connection with the grant, and the Initial Options shall become immediately and fully exercisable upon the occurrence of a Change in Control (as defined in the Option Plan) during the Employment Period. Any option grants in addition to the Initial Options, and the terms of any such grants, shall be at the sole discretion of the Board of Directors of the Company or any duly authorized Committee thereof.

(e) Stock Purchase. Executive shall be offered the opportunity to purchase directly from the Company 28,797 shares of Common Stock at a price of $13.89 per share in accordance with the mutually agreeable terms and conditions set forth in a definitive stock purchase agreement to be entered into between the Company and Executive, such terms and conditions to include restrictions on transfer of such shares; provided, however, that such purchase must be completed by Executive no later than February 28, 2004.

(f) Expenses. The Company shall reimburse Executive for reasonable direct expenses incurred by him on behalf of the Company in the performance of his duties during the Employment Period. Such reimbursement shall include the reimbursement (in accordance with the terms of the Company’s Relocation Reimbursement Policy, but without a cap on the amount of reasonable expenses) of all reasonable out-of-pocket moving expenses incurred by Executive in connection with the commencement of his employment in the Cleveland, Ohio area or any future employment transfer at Executive’s option, or if required by the Company to relocate, to any Company location. Executive shall furnish the Company with such documentation as is requested by the Company in order for it to comply with the Code and regulations thereunder in connection with the proper deduction of such expenses.

4. Termination of Employment.

(a) Events of Termination. The Employment Period shall terminate immediately upon the occurrence of any of the following events: (i) the death of Executive; (ii) the expiration of the 30th calendar day (the “Disability Effective Date”) after the Company gives Executive written notice of its election to terminate Executive’s employment upon the Disability of Executive, if before the expiration of such 30-day period Executive has not returned to the performance of his duties hereunder on a full-time basis; (iii) voluntary termination by Executive of his employment with the Company; (iv) the Company’s discharge of Executive for Good Cause; or (v) the Company’s discharge of Executive at any time other than for Good Cause or Disability, for any reason or no reason. For purposes of Section 5, expiration of the Employment Period upon a notice of the Company under Section 1 that it does not wish to extend the Employment Period shall be deemed a termination other than for Good Cause or Disability pursuant to Section 4(a)(v) and expiration of the Employment Period upon a notice of Executive under Section 1 that he does not wish to extend the Employment Period shall be deemed a resignation of Executive pursuant to Section 4(a)(iii).

(b) Notice of Termination. Any termination by the Company for Good Cause shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the Date of Termination (as defined below). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Good Cause, the date of termination of employment that is set forth in the Notice of Termination (which shall not be earlier than the date on which such notice is given), (ii) if Executive’s employment is terminated by the Company other than for Good Cause or Disability, or Executive resigns, the date on which the Company or Executive notifies Executive or the Company, respectively, of such termination, or such later date as may be specified by the terminating party in such notice, and (iii) if Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the Disability Effective Date, as the case may be.

5. Obligations of the Company upon Termination.

(a) Discharge Other than for Good Cause or Disability. Executive shall be entitled to the severance benefits specified in this Section 5(a) if, during the Employment Period, the Company terminates Executive’s employment under Section 4(a)(v) other than for Good Cause or Disability. In any such case:

(i) In lieu of further base salary or bonus payments, the Company shall pay to Executive the amounts determined under clauses (A) and (B) below at the times specified in such clauses:

(A)	Executive’s incremental base salary at the rate then in effect through the Date of Termination, to the extent not previously paid, which shall be paid in a lump sum in cash within 30 calendar days after the Date of Termination; and

(B)	an amount equal to Executive’s annual base salary at the rate then in effect, which shall be paid in twelve equal monthly installments commencing 30 calendar days after the Date of Termination.

For purposes of this Section 5(a)(i), any amounts of compensation deferred by Executive under a deferral plan of the Company or any of its Affiliates shall be deemed to have been paid on the date of deferral, and all such deferred amounts shall be payable as governed by the terms of the applicable deferral plan, except that no such amounts shall be forfeited under the terms of the applicable deferral plan as a result of Executive’s termination of employment; and

(ii) Executive shall be entitled to receive any other benefits provided for in Section 3(b) which have accrued up to and including the Date of Termination, subject to the terms and conditions of the welfare and benefit plans referenced in Section 3(b), and reimbursement of reasonable expenses incurred up to and including the Date of Termination under the terms of Section 3(f). After the Date of Termination, Executive shall no longer be eligible to participate in any of the welfare or benefit plans referenced in Section 3(b), except to the extent and on the terms that participation in any such plan by former employees is expressly permitted by the terms of such plan.

(b) Death or Disability. Executive shall be entitled to the severance benefits specified in this Section 5(b) if, during the Employment Period, Executive’s employment with the Company terminates as a result of Executive’s death or Disability under Section 4(a)(i) or 4(a)(ii). In either such case, Executive shall be entitled to payment of incremental base salary only for the remainder of the month in which such termination occurs and thereafter such salary shall end and cease to be payable. In addition, in any such case, Executive shall be entitled to receive any benefits provided for in Section 3(b) which have accrued up to and including the Date of Termination, subject to the terms and conditions of the welfare and benefit plans referenced in Section 3(b), and reimbursement of reasonable expenses incurred up to and including the Date of Termination under the terms of Section 3(f). After the Date of Termination, Executive shall no longer be eligible to participate in any of the welfare or benefit plans referenced in Section 3(b), except to the extent and on the terms that participation in any such plan by former employees is expressly permitted by the terms of such plan.

(c) Discharge for Good Cause or Resignation. If Executive’s employment with the Company is terminated by Executive on a voluntary basis under Section 4(a)(iii) or is terminated by the Company for Good Cause under Section 4(a)(iv), Executive shall be entitled to (i) payment of incremental base salary only through the Date of Termination and thereafter such salary shall end and cease to be payable, (ii) receive any benefits provided for in Section 3(b) which have accrued up to and including the Date of Termination, subject to the terms and conditions of the welfare and benefit plans referenced in Section 3(b), and (iii) reimbursement of reasonable expenses incurred up to and including the Date of Termination under the terms of Section 3(f). After the Date of Termination, Executive shall no longer be eligible to participate in any of the welfare or benefit plans referenced in Section 3(b), except to the extent and on the terms that participation in any such plan by former employees is expressly permitted by the terms of such plan.

(d) No Further Obligations. Except as expressly set forth in this Section 5, Executive shall not be entitled to any other payments or benefits under this Agreement as a result of the termination of Executive’s employment.

6. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

7. Indemnification. The Company shall indemnify Executive and his representatives, successors and estate against claims arising in connection with Executive’s status as a director, officer, employee or agent of the Company, in accordance with the Company’s Certificate of Incorporation, By-Laws and indemnity agreements and policies for its directors and executive officers, subject to applicable law.

8. Restrictive Covenants.

(a) Non-Competition. While employed by the Company and for a period of one year after ceasing to be so employed, Executive shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner or director with, or have any financial interest in, any business which is in substantial competition with any business conducted by the Chart Group, in any area where such business is being conducted at the time of such termination. Passive ownership for investment purposes of 5% or less of the voting stock of any corporation which is required to file periodic reports with the Securities and Exchange Commission under the Exchange Act shall not constitute a violation hereof.

(b) Non-Solicitation. Executive shall not directly or indirectly, at any time while employed by the Company and for a period of one year after ceasing to be so employed, solicit or induce or attempt to solicit or induce any customer, employee or sales representative of the Chart Group to terminate his, her or its customer, employment, or representation relationship with the Chart Group or in any way directly or indirectly interfere with such a relationship.

(c) Confidentiality.

(i) Executive shall keep in strict confidence, and shall not, directly or indirectly, at any time while employed by the Company or after ceasing to be so employed, disclose, furnish, publish, disseminate, make available or, except in the course of performing his duties of employment hereunder, use any Confidential Information. Executive specifically acknowledges that all Confidential Information, in whatever media or form maintained and whether compiled by the Chart Group or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Chart Group to maintain the secrecy of such information, that such information is the sole property of the Chart Group and that any disclosure or use of such information by Executive while employed by the Company (except in the course of performing his duties and obligations hereunder) or after ceasing to be so employed shall constitute a misappropriation of the Chart Group’s trade secrets.

(ii) Notwithstanding the provisions of Section 8(c)(i), Executive may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the employment or other transactions contemplated by this Agreement, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable federal or state securities laws, and except that, with respect to any document or other information that in either case contains information concerning the tax treatment or tax structure of such transactions as well as other information, this Section 8(c)(ii) shall apply only to such portions of the document or similar item that is relevant to an understanding of such tax treatment or tax structure.

9. Binding Agreement; Successors. This Agreement shall inure to the benefit of and be binding upon Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s spouse, or if is spouse does not survive him, to Executive’s estate. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). The Company shall require any such successor to assume and agree to perform this Agreement.

10. Notice. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand delivered, (b) one business day after being sent by recognized overnight delivery service, or (c) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, and in each case addressed as follows (or addressed as otherwise specified by notice under this Section):

(i)	If to the Company, to:

Chart Industries, Inc.
5885 Landerbrook Drive
Suite 205
Cleveland, Ohio 44124
	Attention:	Chief Financial Officer and Compensation Committee of the Board of Directors

With a copy to:

Calfee, Halter & Griswold LLP
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, Ohio 44114
	Attention:	Thomas F. McKee

(ii)	If to Executive, to:

Samuel F. Thomas
115 Gill Road
Haddonfield, New Jersey 08033

11. Withholding. The Company may withhold from any amounts payable under or in connection with this Agreement all federal, state, local and other taxes as may be required to be withheld by the Company under applicable law or governmental regulation or ruling.

12. Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, and is signed by Executive and an officer of the Company specifically designated by the Board of Directors of the Company or its Compensation Committee to execute such writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the conflict of law principles of such State.

14. Equitable Relief. Executive and the Company acknowledge and agree that the covenants contained in Section 8 are of a special nature and that any breach, violation or evasion by Executive of the terms of Section 8 will result in immediate and irreparable injury and harm to the Company, for which there is no adequate remedy at law, and will cause damage to the Company in amounts difficult to ascertain. Accordingly, the Company shall be entitled to the remedy of injunction, as well as to all other legal or equitable remedies to which the Company may be entitled (including, without limitation, the right to seek monetary damages), for any breach, violation or evasion by Executive of the terms of Section 8.

15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any provision of Section 8 is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provision to the end that Executive shall be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable by the Company.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17. Headings; Definitions. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Certain capitalized terms used in this Agreement are defined on Schedule A attached hereto.

18. No Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except as provided in Section 9.

19. Entire Agreement; No Other Arrangements. This Agreement contains the entire agreement between the parties with respect to the employment of Executive and supersedes any and all other agreements, either oral or in writing, with respect to the employment of Executive. Executive acknowledges that, in executing this Agreement, he has not relied on any representations not set forth in this Agreement. Executive represents that his employment by the Company will not violate any other agreement by which Executive is bound.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CHART INDUSTRIES, INC.

By:	/s/ MICHAEL F. BIEHL
Name:	Michael F. Biehl
Title:	Chief Financial Officer and Treasurer

/s/ SAMUEL F. THOMAS
SAMUEL F. THOMAS
(“Executive”)

Schedule A

Certain Definitions

As used in this Agreement, the following capitalized terms shall have the following meanings:

“Affiliate” of a specified entity means an entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the entity specified.

“Chart Group” means, collectively, the Company and each group, division and Subsidiary of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” means confidential business information of the Chart Group and its customers and vendors, without limitation as to when or how Executive may have acquired such information. Such Confidential Information shall include, without limitation, the Chart Group’s manufacturing, selling and servicing methods and business techniques, customer, vendor and product information, product development plans, internal financial statements, sales and distribution information, business plans and opportunities, corporate alliances, processes and techniques, and other information concerning the Chart Group’s actual or anticipated business or products, or which is received in confidence by or for the Chart Group from any other person.

“Disability” means the inability of Executive for a continuous period of six months to perform the essential functions of his position hereunder on an active full-time basis with or without reasonable accommodations by reason of a disability condition. A certificate from a physician acceptable to both the Company and Executive to the effect that Executive is or has been disabled and incapable of performing the essential functions of his position with or without reasonable accommodations for the Company as previously performed shall be conclusive of the fact that Executive is incapable of performing such services and is, or has been, disabled for the purposes of this Agreement. The Company and Executive acknowledge and agree that the essential functions of Executive’s position are unique and critical to the Company and that a disability condition that causes Executive to be unable to perform the essential functions of his position under the circumstances described above will constitute an undue hardship on the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Good Cause” means a determination by the Board of Directors (without the participation of Executive) of the Company, pursuant to the exercise of its business judgment, that any one of the following events has occurred and not been cured by Executive within 30 calendar days after the Company first gave Executive written notice thereof:

(a) Executive has been indicted by a state or federal grand jury of committing a felony;

(b) the Board receives proof satisfactory to it of the commission by Executive of theft or embezzlement from the Company, or any other crime against the Company;

(c) Executive has materially breached the provisions of Section 8 or any other material provision of this Agreement; or

(d) Executive’s failure, refusal or inability to perform his services and duties to the Company as set forth in Section 2, any act of gross negligence, corporate waste, disloyalty, dishonesty or unfaithfulness to the Company which adversely affects the business of the Company, or any other act or course of conduct which could reasonably be expected to have an adverse affect on the business of the Company such as, by way of example only, intentionally causing the Company to violate federal, state or local environmental, labor, antitrust, or other similar laws, or sexual or other illegal harassment of employees.

“Subsidiary” means a corporation, company or other entity (a) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

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